Exhibit 5.1
Bass, Berry & Sims plc
Attorneys at Law

A PROFESSIONAL LIMITED LIABILITY COMPANY
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
September 24, 2009
Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214

Re:	Issuance of up to 6,900,000 Shares of Gaylord Entertainment Company Common Stock
Ladies and Gentlemen:
     We have acted as counsel for Gaylord Entertainment Company, a Delaware corporation (the “Company”), in connection with the offering of shares of common stock, par value $0.01 per share (“Common Stock”), by the Company pursuant to the Underwriting Agreement, dated September 24, 2009 (the “Underwriting Agreement”), among the Company and Deutsche Bank Securities, Inc., as the representative of the several underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of 6,000,000 shares of the Company’s Common Stock (the “Firm Shares”) and, at the option of the Underwriters, up to 900,000 additional shares of Common Stock pursuant to an overallotment option (the “Option Shares” and, collectively with the Firm Shares, the “Shares”). The Shares are to be offered and sold by the Company pursuant to a prospectus supplement, dated September 24, 2009 (the “Prospectus Supplement”) and the accompanying base prospectus dated May 21, 2009 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-159052) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).
     In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.
     This opinion is limited to the General Corporation Law of the State of Delaware (excluding judicial decisions interpreting the Delaware General Corporation Law) and the federal laws of the United States of America. Without limiting the generality of the foregoing,
www.bassberry.com

Gaylord Entertainment Company
September 24, 2009

we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antitrust laws.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
     We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated September 23, 2009. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,
/s/ Bass, Berry & Sims PLC